UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Meta Materials Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO

META MATERIALS INC.

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 11, 2023

This proxy statement supplement dated November 16, 2023 (the “Supplement”) supplements the definitive proxy statement and notice of annual meeting of stockholders dated October 30, 2023 (the “Proxy Statement”) filed by Meta Materials Inc. (the “Company,” "we," "us," or "our") relating to the proxies being solicited by the Board of Directors of the Company (the “Board”) in connection with the Company’s 2023 Annual Meeting of Stockholders to be held on Monday, December 11, 2023 at 12:00 p.m. Eastern Time in virtual-only format (the “Annual Meeting”).

This Supplement describes (i) a recent change in the proposed nominees for election to the Board, (ii) management changes in connection with the resignation of our chief executive officer, (iii) other updates regarding the Company’s current board composition, and (iv) a clarification on the potential increase in the number of shares that may be subject to awards and sold under the 2021 Equity Incentive Plan described in Proposal 5. This Supplement should be read in conjunction with the Proxy Statement and related proxy materials, and replaces and supersedes any inconsistent information set forth in the Proxy Statement.

WITHDRAWAL OF NOMINEE FOR ELECTION TO THE BOARD

As previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2023, Jim Fusaro resigned as Chief Executive Officer (“CEO”) of the Company and as a member of the Board of Directors (the “Board”), effective November 4, 2023. Mr. Fusaro was one of the director nominees named in the Proxy Statement. Mr. Fusaro resigned due to unexpected health issues and is not the result of any disagreement with the Company related to the Company’s operations, policies or practices.

As described in the Proxy Statement, the Board nominated eight candidates to stand for election as directors at the Annual Meeting. However, due to Mr. Fusaro’s resignation from the Board, Mr. Fusaro’s name has been withdrawn from nomination for re-election to the Board at the Annual Meeting. The Board has determined that it will not nominate a replacement director for election at the Annual Meeting. Each of the seven remaining candidates nominated by the Board named in the Proxy Statement intends to stand for election or re-election at the Annual Meeting, as applicable.

The revised list of nominees to be considered for election to the Board includes each of John Harding, Allison Christilaw, Steen Karsbo, Ken Hannah, Eugenia Corrales, Vyomesh Joshi and Philippe Morali. Further information on these seven nominees is provided in the Proxy Statement.

Voting Matters

The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding Mr. Fusaro’s withdrawal from the list of director nominees and the other matters described in this Supplement. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining seven nominees named in the Proxy Statement. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Mr. Fusaro will be disregarded and will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the election or re-election of the other director nominees, as applicable.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instruction. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the name of Mr. Fusaro as a nominee for election as director.

Other than the election of directors, none of the proposals to be presented at the Annual Meeting, as described in the Proxy Statement, is affected by this Supplement, and you should carefully review the Proxy Statement and this Supplement prior to voting your shares. Information regarding the Annual Meeting and how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on the Company’s website at https://investors.metamaterial.com/sec-filings. This Supplement is being made available online at the same location on or about November 16, 2023.

OTHER SUPPLEMENTS TO PROXY STATEMENT

Clarification on Potential Increase in Share Reserve Described in Proposal 5

The Company is providing this Supplement to clarify that the potential increase of 50,000,000 shares of common stock to the maximum aggregate number of shares that may be subject to awards and sold under the 2021 Equity Incentive Plan (as amended, the “2021 Plan”), as described in Proposal 5, is presented on a pre-split basis BEFORE any reverse stock split is implemented by the Company upon approval of Proposal 3. As set forth in Section 15(a) of the 2021 Plan, the shares reserved under the 2021 Plan will be adjusted based on any reverse stock split implemented by the Company. While the Company does not believe this clarification is material in any respect as to any stockholder’s decision as to whether to vote for or against Proposal 5, the Company has decided to provide this clarification for the benefit of stockholders.

Appointment of New Chief Executive Officer

On November 5, 2023, the Board promoted Uzi Sasson to CEO of the Company to replace Mr. Fusaro. In connection with the promotion, Mr. Sasson will no longer serve as Chief Financial Officer (“CFO”) and Chief Operating Officer of the Company. As described above, Mr. Fusaro ceased to serve as CEO of the Company as of November 4, 2023.

Mr. Sasson, age 61, has served as our CFO and Chief Operating Officer since April 2023. From January 2022 to March 2023, Mr. Sasson held the position of CFO of Katena Computing Technologies, Inc. From August 2019 to August 2021, Mr. Sasson was employed as Executive Vice President and CFO of Eat Just, Inc. From November 2004 through August 2019, Mr. Sasson was CFO and Secretary, COO, Director and President and CEO of IXYS Corporation. Prior to joining IXYS Corporation, Mr. Sasson worked in tax, accounting and finance for technology and accounting firms. Mr. Sasson currently serves on the board of directors of VTool Ltd and on the board of trustees of World Affairs Council, where he also serves as chair of the audit committee.

In connection with his promotion, the Company (through a wholly-owned subsidiary) entered into an Employment Agreement, effective November 5, 2023, with Mr. Sasson (the “Employment Agreement”). Under the Employment Agreement, Mr. Sasson will receive an initial annual base salary of $500,000, subject to annual review by the Board. In addition, Mr. Sasson is eligible to receive an annual bonus with a target of 100% of his base salary, subject to annual performance of the Company and the discretion of the Board (the “Discretionary Bonus”). This Discretionary Bonus will be prorated for 2023 and subject to annual review. At the first meeting of the Board following the effective date of the Employment Agreement, Mr. Sasson will also be eligible to receive (i) stock options to purchase 2,500,000 shares of our common stock, vesting 25% annually over four years from the date of grant, and (ii) a restricted stock unit award for 2,500,000 shares of our common stock, vesting 25% annually over four years from the date of grant, in each case subject to Mr. Sasson’s continued service with us through each vesting date.

The Employment Agreement provides that, in the event Mr. Sasson’s employment is terminated for Cause or he resigns without Good Reason (each as defined in the Employment Agreement), Mr. Sasson will be entitled to payment of (i) accrued but unpaid base salary, (ii) reimbursement of unreimbursed business expenses, (iii) fully-vested and non-forfeitable benefits under the Company’s benefit plans, and (iv) any granted but unpaid Discretionary Bonus for the preceding fiscal year, in each case as of the termination date (collectively, the “Accrued Benefits”). In the event Mr. Sasson’s employment is terminated without Cause (except in the case of death or disability) or Mr. Sasson resigns for Good Reason, subject to the signing a release that becomes effective within 60 days following the termination, Mr. Sasson will be entitled to (i) the Accrued Benefits, (ii) an amount equal to twelve months base salary in effect immediately prior the termination, payable in accordance with the Company’s standard payroll practices, (iii) a pro-rated portion of the Discretionary Bonus, (iv) continued vesting of outstanding equity awards for twelve months following termination, and (v) up to twelve months of COBRA health benefits.

In addition, Mr. Sasson will be entitled to acceleration of vesting of any unvested equity awards in connection with a change in control or change in ownership of the Company (as such terms are defined in the Employment Agreement). Further, if Mr. Sasson’s employment is terminated without Cause or resignation for Good Reason within twelve months following a change in control, Mr. Sasson will also be entitled to a lump sum payment equal to one year base salary for the year in which the termination occurs (or if greater, the immediately preceding year prior to the change in control).

There are no family relationships between Mr. Sasson and any director or executive officer of the Company, and there are no relationships or related-person transactions between Mr. Sasson and the Company that would require disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding pursuant to which Mr. Sasson was appointed as CEO.

Appointment of Chief Accounting Officer and Interim Chief Financial Officer

On November 5, 2023, the Board promoted Ahmed Shebl to Chief Accounting Officer (“CAO”) of the Company, and Mr. Shebl was also named Interim CFO of the Company.

Mr. Shebl, age 35, has served as our Vice President of Finance since 2021. He is an experienced financial executive and Certified Public Accountant and Certified Management Accountant. Prior to joining the Company, he worked with Loblaw Companies Ltd. as Manager, Finance from July 2019 to November 2020, and in various roles with PricewaterhouseCoopers (PwC) from 2012 to 2019, where his focus was on auditing companies in both the public and private sectors.

As compensation as CAO and Interim CFO, Mr. Shebl will receive a base salary of $200,000, and he will be eligible to receive an annual bonus with a target of 50% of his base salary, subject to annual performance of the Company and the discretion of the Board. Mr. Shebl will also continue to be eligible to participate in all employee benefit plans and programs generally available to the Company’s employees.

There are no family relationships between Mr. Shebl and any director or executive officer of the Company, and there are no relationships or related-person transactions between Mr. Shebl and the Company that would require disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding pursuant to which Mr. Shebl was appointed as CAO and Interim CFO.

Board Composition

The Proxy Statement states on page 22 that the Board consisted of eight directors as of the date of the Proxy Statement, but there were nine members of the Board on such date. As previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on October 20, 2023, George Palikaras, the former Chief Executive Officer of the Company, was required under his employment agreement with the

Company to resign as a director as of the date his employment with the Company terminated. Mr. Palikaras’ employment terminated by the Company on October 16, 2023. Accordingly, Mr. Palikaras was not identified as a current director of the Company in the Proxy Statement. However, Mr. Palikaras has not yet tendered his resignation from the Board and continues to serve as a non-independent director. Mr. Palikaras is not considered an independent director under Nasdaq rules due to his prior service as an executive officer of the Company. Mr. Palikaras was not nominated for re-election at the Annual Meeting and, as a result, his term on the Board is set to expire at the Annual Meeting if he does not sooner resign.

In light of Mr. Palikaras’ continued service on the Board, the beneficial ownership table on page 6 of the Proxy Statement is hereby amended and restated in its entirety as follows:

Name and principal position	Common Stock Shares		% of Class
Greater than 5% stockholders
George Palikaras	34,118,109	(1)	7.0%
Thomas Welch	44,629,033	(2)	9.1%
Anne Lambert	44,629,033	(3)	9.1%
Executive Officers and Directors
John R. Harding	222,195	(4)	*
Chairman of the Board of Directors
George Palikaras	34,118,109	(1)	7.0%
Director and Former President and CEO
Allison Christilaw	650,640	(5)	*
Director
Steen Karsbo	653,957	(6)	*
Director
Kenneth Hannah	96,894	(7)	*
Director
Vyomesh Joshi	—		*
Director
Eugenia Corrales	—		*
Director
Philippe Morali	—		*
Director
Jim Fusaro	—		*
Former Director and CEO
All directors and executive officers as a group (12 persons)	35,741,795	(8)	7.3%

* Represents less than 1%

(1)

Includes (a) 4,036,482 shares of common stock held by Mr. Palikaras, (b) 22,982,397 shares of common stock held by Lamda Guard Technologies LTD ("Lamda Guard"), (c) 3,320,022 shares of common stock held by Mr. Palikaras’ wife, (d) 1,824,338 shares of common stock that Mr. Palikaras has the right to acquire from us within 60 days of October 18, 2023 pursuant to the exercise of Options, (e) 168,910 shares of common stock that Mr. Palikaras’ wife has the right to acquire from us within 60 days of October 18, 2023 pursuant to the exercise of Options, (f) 1,461,240 shares of common stock that Mr. Palikaras has the right to acquire from us within 60 days of October 18, 2023 pursuant to the redemption of deferred stock units ("DSUs"), and (g) 324,720 shares of common stock that Mr. Palikaras’ wife has the right to acquire from us within 60 days of October 18, 2023 pursuant to the redemption of DSUs.

(2)

Includes (a) 20,812,551 shares of common stock held by Mr. Welch, (b) 22,391,482 shares held by Mr. Welch’s wife, Anne Lambert, and (c) 1,425,000 shares held by a charity in which Mr. Welch holds decision making influence. The address for the principal business and principal office, as applicable, of each of Mr. Welch and Ms. Lambert is 47 Pleasant Street, PO Box 40, Chester, Nova Scotia, Canada B0J 1J0.

(3)

Includes (a) 22,391,482 shares of common stock held by Ms. Lambert, (b) 20,812,551 shares of common stock held by Ms. Lamberts' husband, Thomas Welch, and (c) 1,425,000 shares held by a charity in which Ms. Lambert holds decision making influence. The address for the principal business and principal office, as applicable, of each of Ms. Lambert and Mr. Welch is 47 Pleasant Street, PO Box 40, Chester, Nova Scotia, Canada B0J 1J0.

(4)	Includes (a) 96,195 shares of common stock held by Mr. Harding, and (b) 126,000 shares of common stock held by Harding Partners LP in which Mr. Harding is a General Partner.
(5)

Includes (a) 15,000 shares of common stock held by Ms. Christilaw, (b) 553,500 shares of common stock that Ms. Christilaw has the right to acquire from us within 60 days of October 18, 2023 pursuant to the exercise of Options and (c) 82,140 shares of common stock that Ms. Christilaw has the right to acquire from us within 60 days of October 18, 2023 pursuant to the redemption of DSUs.

(6)

Includes (a) 18,317 shares of common stock held by Mr. Karsbo, (b) 553,500 shares of common stock that Mr. Karsbo has the right to acquire from us within 60 days of October 18, 2023 pursuant to the exercise of Options, and (c) 82,140 shares of common stock that Mr. Karsbo has the right to acquire from us within 60 days of October 18, 2023 pursuant to the redemption of DSUs.

(7)	Includes 96,894 shares of common stock that Mr. Hannah has the right to acquire from us within 60 days of October 18, 2023, pursuant to the redemption of DSUs.
(8)

Includes 3,100,248 shares of common stock that executive officers and directors have the right to acquire from us by exercise of stock options within 60 days of October 18, 2023 and includes 2,047,134 shares of common stock that executive officers and directors have the right to acquire from us within 60 days of October 18, 2023 pursuant to the redemption of DSUs.

In addition, the Board Diversity Matrix on page 23 of the Proxy Statement is hereby amended and restated in its entirety as follows:

Board Diversity Matrix (As of October 18, 2023)

Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—